HCS Code of Ethics and Conduct

INTRODUCTION

HCS’s investment advisory business involves a relationship of trust and confidence with its clients. That relationship is largely defined by the terms of investment management agreements and other agreements between HCS and its clients (including agreements of limited partnership and similar agreements for investment funds of which HCS is a general partner or as to which it acts in a like capacity) (“Client Agreements”). HCS is also subject to various laws and regulations that govern investment advisers’ conduct. As a registered investment adviser under the Advisers Act and because HCS serves as subadviser to a mutual fund, the firm’s Code of Ethics must comply with Rule 204A-1 under the Advisers, as well as Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

This Code of Ethics and Conduct (the “Code”) is designed to establish procedures for the detection and prevention of activities by which persons having knowledge of the holdings, recommended investments and investment intentions of the Funds, the investment companies sub-advised by HCS, and other clients for which HCS acts as adviser or sub-adviser (collectively, “Advisory Clients”) may abuse their fiduciary duties, and otherwise to deal with the type of conflict of interest situations addressed by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act.

The Code describes the general standard of conduct HCS expects of all employees with a focus on three specific areas where employee conduct has the potential to affect clients’ interests adversely: Misuse of Confidential Information; Personal Securities Trading; and Outside Employee Activities.

GENERAL INFORMATION

Standards of Conduct

The following basic principles guide all aspects of HCS’s business and represent the minimum standards to which HCS expects employees to adhere:

▪	Clients’ interests come before employees’ personal interests and, except to the extent otherwise provided in Client Agreements, before HCS’s interests;
▪	HCS must disclose fully all material facts about conflicts of which it is aware between HCS’s and/or its employees’ interests on the one hand and clients’ and/or investors’ interests on the other. While HCS’s and its employees’ interests inevitably conflict in some respects with its clients’ and with Fund investors’ interests, HCS tries to manage those conflicts in ways that its clients know about and that are fair under all the circumstances;
▪	Employees must operate on HCS’s and their own behalf at all times consistently with HCS’s disclosures to and arrangements with clients and investors regarding conflicts and HCS’s efforts to manage the impacts of those conflicts;

▪	HCS and its employees must not take inappropriate advantage of HCS’s or their own positions of trust with and responsibility to clients; and
▪	HCS and its employees must always comply with all applicable securities laws.

It is each employee’s duty to consider and adhere to these principles in all of his or her activities that involve HCS and its clients and to report to the Compliance Officer any activities he or she believes may constitute or involve a violation of any law or of any provision of this Code.

Categories of Employees

For purposes of this Code, the term “employee” includes not only employees within the ordinary sense of the term, but also any LLC “members” who may function as employees (even if they are compensated solely through their member interests), officers, others who occupy a status similar to that of an officer or a director, and others, including certain types of independent contractors, whose activities are subject to HCS’s supervision and control and include providing investment advice to clients.

Certain LLC members who do not function as employees and certain consultants may be subject to some, but not all, of the provisions of this Code. The Compliance Officer, in consultation with management, will determine to what extent to subject those personnel to this Code, depending on, among other things, the extent to which those personnel may have access to confidential information about, for example, HCS’s involvement in particular investments.

Different employees have different responsibilities, different levels of control over investment decision- making for clients and different degrees of access to information about investment decision making and implementation. This Code distinguishes among employees in the following two groups:

Access Persons

Under Rule 204A-1 of the Advisers Act, an Access Person is any employee or other supervised person of HCS who:

(i)  has access to non-public information regarding any Advisory Client’s purchase or sale of securities, or non-public information regarding the holdings of any Advisory Client; or

(ii)  is involved in making securities recommendations to Advisory Clients or has access to such recommendations that are non-public.

Under Rule 204A-1 and Rule 17j-1, if a firm’s primary business involves providing investment advice, all of the firm’s directors, officers, and partners are presumed to be access persons. As such, all of HCS’s directors, officers, and partners are Access Persons under the Code. Additionally, all employees (including temporary personnel, such as clerical personnel provided by an agency, whom the Compliance Officer designates as Access Persons for the purposes of this Code) who, in the course of their normal functions or duties, make, participate in or obtain information about clients’ or Funds’ purchases or sales of securities are considered Access Persons.

Because of HCS’s size and the range of its employees’ duties, all of HCS’s employees and officers are considered “Access Persons.”

Investment Employees	All employees who (i) in the course of their regular functions or duties, make (e.g., portfolio managers) or participate in making investment decisions or recommendations, including providing information and advice to portfolio managers (e.g., research analysts) and (ii) all employees who execute a portfolio manager’s decisions (i.e., traders). All Investment Employees of HCS are also Access Persons under the Code.

Other Key Concepts and Terms

This Code uses several terms with very specific meanings; these terms are generally capitalized. Certain of these terms are defined in the context in which they are used. Others are defined as follows:

Covered Account	Any account in which HCS or an Access Person has a beneficial interest, other than accounts over which an Access Person has no direct or indirect influence or control. Covered Accounts typically include accounts held in an Access Person’s name, as well as in the various forms of beneficial ownership described in Appendix 1. These include accounts at brokerage firms, banks, and any other institution that effects Securities transactions or holds Securities.
Beneficial Interest or Beneficial Ownership	The concept of “beneficial ownership” of securities is broad and encompasses many situations. An employee has a “beneficial interest” not only in securities he or she owns directly, but also in (i) securities his or her spouse, minor children or relatives who live full time in his or her home hold, (ii) securities another person holds if the employee obtains benefits substantially equivalent to ownership (through any contract, understanding, relationship, agreement or other arrangement) and (iii) securities held by certain types of entities that the employee controls or in which he or she has an equity interest. Appendix 1 contains examples of common beneficial ownership arrangements. It is very important to review Appendix 1 in determining compliance with reporting requirements and trading restrictions.
Security	A Security includes any note, stock, bond, debenture, equipment trust certificate, trade acceptance, evidence of indebtedness, certificate of deposit, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, limited liability company interest, limited partnership interest, investment contract, put, call, straddle, option, or privilege on a financial instrument or interest or group or index thereof (including any interest therein or the value thereof), swap agreement, swaption, cap, collar, floor, forward rate agreement, forward contract, forward commitment for the purchase or sale of a financial interest, contract for differences, notional principal contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase, any of the foregoing.
Reportable Security

Any Security other than the following:

▪  Direct obligations of the United States Government;

▪  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

▪  Shares issued by money market funds; and

▪  Shares issued by open-end investment companies registered under the Investment Company Act (i.e., mutual funds) other than Reportable Funds, as further described below.

Notes regarding the final category:

▪  As noted above, HCS serves as sub-adviser to, and manages assets for, mutual funds or other registered investment companies. Accordingly, shares issued by such registered open-end investment companies registered would be excluded from this list — they would be Reportable Securities, subject to the requirements of this Code.

Reportable Fund

Any investment company registered under the Investment Company Act for which HCS serves as investment adviser (or sub-adviser) or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with, HCS.

Note: shares issued by Reportable Funds are Reportable Securities and are subject to all of the reporting, pre-clearance, and other requirements of this Code.

Exempted Security	At this time, the only Exempted Securities are shares issued by registered open-end investment companies (i.e. mutual funds) except Reportable Funds (as defined above).
Designated Account

A Covered Account in which HCS and/or HCS’s owners have a beneficial interest but that HCS has determined should not be subject to certain specified provisions of this Code.

This may be because, among other factors, the account’s activities are subject to supervision in the ordinary course of HCS’s business and/or because the account is in essence a client account. These accounts may include investment partnerships of which HCS or an affiliate of HCS is a general partner or managing member. Designated Accounts are covered by regulatory reporting and preclearance requirements. An account will be a Designated Account only if the Compliance Officer, in consultation with senior management, has specifically identified it as one.

Immediate Family	A person’s spouse, domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws (as well as adoptive relationships that meet the above criteria) sharing the same household.
Fully Discretionary Account	Any account in which an Access Person has a beneficial interest and over which the Access Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust over which a third party has been delegated full investment discretion). To qualify as a Fully Discretionary Account, the Access Person must not: (i) suggest purchases or sales of investments for the account to the trustee or third-party discretionary manager; (ii) direct the trustee or third-party discretionary manager to make any particular purchases or sales of securities for the account; or (iii) consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account (in the context of specific transactions). As described below, subject to compliance with certain procedures, transactions in such Fully Discretionary Accounts will be exempt from certain reporting and pre-clearance requirements under this Code of Ethics.

PERSONAL TRADING

General Policy

Trading in Covered Accounts is subject to review and prior approval by two members of the compliance team according to the procedures set forth below.

Procedures for Conducting Covered Account Transactions

Preclearing Transactions. Before placing an order to buy or sell a Reportable Security (other than an Exempted Security) in a Covered Account (other than a Designated Account) each Access Person must send an email request setting forth the trade information to two members of the compliance team for approval. This requirement applies to all securities transactions, not just transactions in the public markets. Rules and regulations promulgated under the Advisers Act require pre-approval of all investments in private placements, as well as initial public offerings. HCS extends this requirement to all transactions in Reportable Securities. If the two members of the compliance team approve the transaction (as evidenced by their countersignatures on the Pre-Clearance Request Form attached as Exhibit D or via email), the Access Person may place the trade with one of the Approved Employee Brokers listed on Appendix 3 during the current trading day of approval (or whatever other period the compliance team members who approved the transaction specify on the approval form).

The members of the compliance team may disapprove a proposed transaction for any reason, and need not explain his or her reasoning to the requesting employee. Factors that may (but need not) influence their decision include:

▪	Whether the transaction represents an investment opportunity that should be offered to HCS’s client accounts before employees take advantage of it;
▪	Whether the transaction involves a security that is being bought or sold for clients or is being considered for purchase or sale on behalf of clients (see “Blackout Periods” below);
▪	Whether the transaction is otherwise prohibited under any of HCS’s internal policies;
▪	Whether the transaction is inconsistent with applicable law; or
▪	Whether the transaction might create an appearance of impropriety.

HCS may, in the Compliance Officer’s discretion, rescind any approval of a proposed transaction based on, for example, a decision to effect transactions for clients in the relevant or a related Reportable Security. Similarly, HCS may, in the Compliance Officer’s discretion, require an Access Person to cancel pending orders or freeze or reverse transactions based on developments or information that lead the Compliance Officer to believe the transaction may involve a violation of law or of Firm policies. Any such cancellation, freeze or reversal may, in the Compliance Officer’s discretion, be at the Access Person’s expense.

Exception for Fully Discretionary Accounts. Pre-clearance is NOT required with respect to transactions in accounts over which the Access Person has no direct or indirect influence or control, such as a blind trust or a discretionary account or trust with respect to which a third party has been delegated full investment discretion. Any investment accounts that may be eligible for this exception should be brought to the attention of the Compliance Officer who will determine whether the account qualifies for an exception. In making this determination, the Compliance Officer may ask for supporting documentation, such as a copy of the discretionary account management agreement and/or a written certification from the third party manager with investment discretion over the account.

NOTE: The fact that a third-party manager has management or discretionary investment authority over an Access Person’s account would not, by itself, enable the Access Person to rely on the reporting exception. Accordingly, HCS has implemented additional controls to establish a reasonable belief that an Access Person had no direct or indirect influence or control over the relevant account and could accordingly rely on the exception. Such additional steps include, but are not limited to:

▪	obtaining information about the trustee’s or third-party manager’s relationship to the Access Person (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm);
▪	obtaining periodic certifications from the Access Person and from the trustee(s) or discretionary third- party manager(s) regarding the Access Person’s influence or control over the relevant Personal Account(s); and
▪	on a sample basis, requesting reports on holdings and/or transactions made in the discretionary account to identify transactions that would have been prohibited pursuant to the Code of Ethics, absent reliance on the reporting exception.

Frontrunning. No employee may effect a transaction in a Reportable Security (other than an Exempted Security) for a Covered Account (other than a Designated Account) if the employee knows that HCS is effecting (i.e., has an unexecuted order pending) or is considering effecting an equivalent transaction in the same Reportable Security for client accounts. Transactions in options, derivatives or convertible instruments that are related to a Reportable Security in which HCS is effecting or considering effecting transactions for client accounts are subject to the same limitations. The Review Officer and the Compliance Officer may consider granting an exception to this prohibition, but these exceptions will be rare.

Blackout Periods. No Investment Employee may trade on the same or opposite side in a Reportable Security (other than an Exempted Security) for a Covered Account within five trading days before or five trading days after a client account trades the same security for a Covered Account (other than a Designated Account).

Accordingly, any such trades will be made on the sixth trading day. Each of these time periods is referred to as a “Blackout Period.”

If an Investment Employee effects a transaction (in compliance with preclearance and other requirements) and HCS then, within the applicable Blackout Period, effects same-way transactions for client accounts in the same security, the Investment Employee may or may not be considered to have violated the Blackout Period requirements. He or she may submit a written explanation to the Review Officer, including a representation that he or she had no Firm Inside Information (as that term is defined below) concerning the subject security at the time of his or her transaction. If the Review Officer and Compliance Officer accept the explanation, the Investment Employee will be considered not to have violated the Blackout Period requirements and the transaction may stand. If the Review Officer and the Compliance Officer, in their discretion, do not accept the explanation, the Access Person will be required to rescind the transaction (which may involve disgorging profits) and he or she could be subject to other sanctions.

Prohibited Conduct. No Access Person may engage in the following prohibited conduct in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Fund (as defined below):

▪	To employ any device, scheme or artifice to defraud the Fund;
▪	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
▪	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
▪	To engage in any manipulative practice with respect to the Fund.

For purposes of the Prohibited Conduct described above, a “security held or to be acquired by a Fund” means:

▪	Any Security which, within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and
▪	Any option to purchase or sell, and any security convertible into or exchangeable for, a Security.

Reporting Obligations

Each Access Person must complete and submit the following reports to HCS at the times specified below:

Code of Ethics Acknowledgement of Receipt. All Access Persons will be required to acknowledge in writing, as soon as possible upon hire or receipt of this Code (as the case may be), and generally on an annual basis thereafter, that they have read and understand this Code of Ethics by providing the Chief Compliance Officer with an executed form of the acknowledgment contained in Exhibit A to this Code.

List of Accounts and Report of Holdings. A list of all Covered Accounts in which he or she has a beneficial interest and of all of his or her current holdings of Reportable Securities. The list should be in the form of Exhibit B and must be provided not more than 10 days after the Access Person becomes an Access Person and on or before February 14 of each year thereafter. Information must be as of a date no more than 45 days before the date the report is submitted or, for annual reports provided before February 14 of a year, as of December 31 of the preceding year.

Duplicate Statements and Confirmations. Through arrangements with each of his or her Approved Employee Brokers, in the same time frame as they are sent to the Access Person,

(i) duplicate trade confirmations for each securities transaction in a Reportable Security handled by that Approved Employee Broker, and (ii) duplicate copies of all account statements issued by the Approved Employee Broker. Access Persons must make these arrangements before executing any transactions with an Approved Employee Broker.

Quarterly Reports. A Quarterly Transaction Report in the form of Exhibit C no more than 30 days after the end of each calendar quarter. The report must represent that, except as disclosed on the report, and other than the transactions detailed in the Access Person’s account statements and confirmations supplied to the Review Officer, the Access Person has not entered into any transactions in Reportable Securities. Employees must also represent that no new Covered Accounts were opened during the quarter, or that any Covered Accounts opened during the quarter have been properly disclosed as required by the Code.

Violations of the Personal Trading Policy

HCS may impose a variety of sanctions for violations of the Personal Trading procedures. These may range from verbal reprimand to termination of employment and may include disgorgement by the Access Person of any profit on the transaction to HCS. Disgorged profits may be paid to those clients of HCS that were affected by the violation.

MISUSE OF CONFIDENTIAL INFORMATION

General Policy

Employees may acquire confidential and sensitive information during the course of performing their duties. HCS forbids any employee from trading, either personally or on behalf of others, including HCS’s clients, on the basis of material non-public information (“insider trading”) or communicating material non-public information to others in violation of the law (“tipping”). HCS’s policy applies to every employee and extends to activities within and outside their duties at HCS. Appendix 2 to this Code describes more fully what constitutes insider trading and tipping, the legal penalties for engaging in those activities, and the procedures HCS has adopted to detect and prevent the misuse of material, nonpublic information. Every employee must read the HCS Insider Trading Policies and Procedures set forth herein. If, after reviewing this policy and the procedures set forth on Appendix 2, an employee has any questions about what to do in the event they believe they may have material nonpublic information.

Types of Confidential Information

This Code discusses two types of confidential information: Company Inside Information and Firm Inside Information.

“Company Inside Information” is material nonpublic or confidential information about the issuer of a security or about the security itself.

“Firm Inside Information” is information about decisions HCS is making or actively contemplating making about securities transactions and holdings in client accounts.

Access to Confidential Information

HCS must store materials that contain confidential information (of all types) in a manner reasonably designed to prevent access by unauthorized personnel. Generally, this information should be available only to employees (and outside service providers, such as attorneys) who have a “need to know” it in order to perform their duties for HCS. Employees should keep all confidential documents hidden from public view when not in use. HCS maintains password protection and other procedures to safeguard computer files from unauthorized access.

Permitted and Prohibited Uses of Confidential Information

Company Inside Information. Some employees receive Company Inside Information about issuers in whose securities HCS has invested or is considering investing client or Fund assets. Because HCS’s investment discipline includes taking concentrated positions in small companies, investing in private investments in public equities (PIPES), and sometimes becoming involved in management issues in companies, HCS is more likely to receive Company Inside Information than are many investment management firms. HCS’s receipt of that type of information will almost always be part of, or give rise to, a special, confidential relationship with the issuer, often (but not always) set forth in a confidentiality or non-disclosure agreement between HCS and the issuer. HCS may use this information only for the purposes contemplated by the relationship (assuming they are lawful) and in accordance with any agreement with the issuer. Neither HCS nor any employee may trade in an issuer’s securities while in possession of Company Inside Information regarding that issuer.

Firm Inside Information. Most employees will frequently obtain Firm Inside Information in the normal course of their duties. They may use it only to perform their ordinary business functions. For example, portfolio managers and traders may use information about clients’ securities transactions and holdings to determine whether to buy additional securities for those clients or to sell some or all of the clients’ positions. Employees generally may not use Firm Inside Information to trade for the benefit of Covered Accounts. However, orders for Designated Accounts may be aggregated with orders for other client accounts, even though those orders may be part of a purchase or sale program that may be implemented over a number of days. Procedures for trading in these circumstances are included in HCS’s Trading Policies and Procedures.

Special Procedures Relating to Directorships

In connection with certain investments, HCS may have a representative (generally the Managing Member) on the Board of Directors of an issuing company. Any Company Inside Information that this representative receives will generally be attributed to HCS. Thus, HCS will be subject to all restrictions on transactions in that issuer’s securities that apply to the representative. These restrictions typically include complying with the issuer’s so-called “windows” policies, which prohibit directors from trading except in designated “open- window” periods when the issuer is confident that all material information has been disclosed to the public. Any employee who serves as a director of a publicly-traded company must keep the Compliance Officer fully informed on a current basis as to all periods during which the trading window for the relevant company is “open” and those during which it is “closed.” Each such employee must also inform the Compliance Officer immediately if, during any “open” period, the employee receives Company Inside Information (thus “closing” the window as to the employee and HCS). The Compliance Officer will designate the subject security “restricted” during all periods for which the issuer’s trading window is closed as well as during all periods in which the employee is in possession of Company Inside Information. The Compliance Officer will notify trading personnel and whatever other personnel may be appropriate of each security subject to “restricted” status - and of the termination of that status - and the Review Officer generally will not approve transactions in the relevant securities for Covered Accounts while the restricted status endures.

Note that employees are discouraged from assuming directorships of for-profit companies except in connection with HCS’s investments of client or Fund assets. If HCS were to consent to an Access Person serving as a director of a publicly-traded company other than in connection with client or Fund investments in that company, HCS will likely impose restrictions on trading similar to those outlined in the previous paragraph.

Procedures Regarding Receipt of Information That May Be Confidential

In the course of deciding whether or not to effect a transaction, either for a Covered Account or for a client account, in addition to complying with pre-approval procedures and other Firm procedures and policies, employees should consider whether they have any information that may constitute either Company Inside Information or Firm Inside Information. Employees are encouraged to review the definitions in this Code and in Appendix 2 in making this determination. Employees should also consult with the Compliance Officer with any questions whatsoever.

If an employee has any reason to believe he or she may have Company Inside Information or Firm Inside Information, he or she should take the following actions:

▪	Report the matter immediately to the Compliance Officer, disclosing all information he or she believes may be relevant.
▪	NOT buy or sell any security to which the information relates - for any of the employee’s Covered Accounts or for any account or Fund HCS or any of its affiliates manages.
▪	NOT communicate the information to anyone within or outside HCS, other than the Compliance Officer or other management personnel. In addition, take care that the information is secure.

The Compliance Officer will instruct the employee on how long to continue these restrictions on trading and communication. The employee must resolve all questions about whether information is material or nonpublic, the applicability or interpretation of these procedures and the propriety of any action to the satisfaction of the Compliance Officer before he or she may communicate the information or transact in securities to which the information relates.

GIFTS AND ENTERTAINMENT

Personal Gifts – General policy

Employees may not receive personal gifts that could induce them to take actions in client accounts for reasons other than our clients’ best interests.

Compliance Procedures

Employees must report promptly to the Compliance Officer any personal gift presented to them by someone outside HCS, whether it is cash, wine, tickets, a trip, favors, etc. Generally, HCS does not allow employees to accept gifts of more than a nominal amount. The Compliance Officer evaluates from time to time what constitutes a “nominal amount.” If a gift appears to be excessive in value, the Compliance Officer will determine the appropriate response, which may include, among other outcomes, returning it to the giver, giving it to charity, or sharing it among all Firm employees.

•	Receipt of Gifts – Employees of HCS (and their family members) should not accept (in the context of their business activities for HCS) excessive benefits or gifts. As such, all employees are required to notify the Compliance Officer if they receive a benefit or gift that such employee reasonably believes has/have a value in excess of $100 by submitting a Gift/Entertainment Pre-Clearance & Reporting Form included as Exhibit E. The Compliance Officer may require that any such gifts are returned or that the third party be compensated (by the employee) for the value of the benefit received. In making such a determination, the Compliance Officer may rely upon the advice of outside compliance consultants and/or outside legal counsel.
•	Giving of Gifts – In addition, no employee may make or give, or offer to make or give (in the context of their business activities for HCS) excessive benefits or gifts to a third party business contact or investor. As such, all employees are required to obtain pre-clearance from the Compliance Officer before they give a benefit or gift that the employee reasonably believes has a value in excess of $100.

Pre-clearance may be obtained by submitting a Gift/Entertainment Pre-Clearance & Reporting Form included as Exhibit E.

•	Business Entertainment – It should be noted that the payment of normal business meals or the provision of tickets to events (such as sporting events, concerts and golf events, etc.) where business matters are actually discussed (AND where such business or potential business counterparties are present) are NOT subject to the gift/benefit notification requirement for gifts received or given; provided, however, that employees are required to notify the Chief Compliance Officer in writing of any business entertainment meals or events that an employee reasonably believes has a value in excess of $500 by submitting a Gift/Entertainment Pre-Clearance & Reporting Form included as Exhibit E. Please note that this exception does not apply to the giving of gifts or entertainment to any union personnel or any non-U.S. government official, non-U.S. political party or non-U.S. political candidate.

OUTSIDE BUSINESS ACTIVITIES

Service as a Public Company Director

No Access Person may serve as a director of a publicly held company without prior approval by the Compliance Officer, based upon a determination that service as a director would be in the best interests of any client of HCS or at least not adverse to those interests. If an Investment Employee is a director of a public company, he or she must consult with the Review Officer (or another Investment Employee, if he or she is the Review Officer) before making any investment decisions as to the securities of that company.

Other Outside Business Interests – General Policy.

All employees will be required to disclose his or her outside business activities and any relationships with “insiders” of publicly-traded companies both initially upon hire and on an annual basis thereafter. The purpose of this request is to make sure that HCS is able to identify and address possible conflicts of interest. In addition, all employees will need to seek the approval of the Compliance Officer prior to engaging in business activities outside of his or her employment at HCS. All such requests should be in writing and should include information about: (i) the nature of the proposed outside business activity; (ii) the name of the organization and the title or role of the HCS employee with such organization; (iii) any compensation that may be received in connection with the proposed activity; (iv) the time demands of the activity; and (v) any other information requested by the Compliance Officer in order to adequately identify and address any possible conflicts of interest in determining whether to approve or deny the request.

HCS may prohibit outside activities that the Compliance Officer, in his or her discretion, believes (i) may pose a significant conflict of interest with HCS’s activities, (ii) could result in interruption in service to its clients, or

(iii) could result in adverse publicity for HCS. Pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations, unless such activity is investment- related. However, employees will still need to summarize/update such activities on the annual Statement of Outside Business Activities.

Compliance Procedures

Each employee must take the following steps to comply with HCS’s policy regarding outside business activities:

•	At or before commencement of employment, complete and submit to the Compliance Officer a Statement of Outside Business Activities in the form of Exhibit F. An employee must discuss any disclosed activities with the Compliance Officer at his or her request to enable him or her to determine whether the activities might result in a significant conflict of interest with HCS’s activities or the employee’s activities on HCS’s behalf.
•	Seek the approval of the Compliance Officer of any prospective plans to engage in any outside business activities prior to initiating them. Requests for approval of any proposed outside activities should include all relevant information (as described above) necessary for the Compliance Officer to adequately identify and address any possible conflicts of interest in determining whether to approve or deny the request.
•	Provide the Compliance Officer annually with an updated Statement of Outside Business Activities indicating any changes to the information contained in the Statement previously submitted.

Any information submitted to the Compliance Officer under this policy will be considered confidential and will not be discussed with anyone other than senior management or HCS’s professional advisors without the employee’s permission.

COMMUNICATIONS

Written Materials Prepared by Employees - General Policy

No employee may distribute any written materials that refer to HCS or the employee’s activities on behalf of HCS without first submitting those materials to the Compliance Officer for approval.

Compliance Procedures

The Compliance Officer will review all materials submitted pursuant to the preceding paragraph to ensure that references to HCS or its activities are accurate and do not include any confidential information (including Firm Inside Information). The Compliance Officer will also determine whether the materials could have an adverse effect on HCS’s reputation or business standing. To the extent the Compliance Officer discovers problems with the materials, he or she may ask the employee to revise and resubmit them.

Communications with the Media - General Policy.

Employees may not communicate with representatives of the media or post any information on the Internet (including participating in chat rooms) relating in any way to HCS without the Compliance Officer’s prior consent, except that “Approved Spokespersons” (as identified from time to time by management) may communicate with the media concerning topics for which they are approved without such prior notice and consent. In accordance with HCS’s Social Networking Policies and Procedures, employees may disclose that they are employees of HCS and their job title, but may not disclose any other information regarding their job function or HCS’s business without the prior written consent of the Compliance Officer.

Compliance Procedures

Public Appearances. Before participating as a presenter in any lecture, seminar or media appearance, an employee must:

•	Obtain the approval of the employee’s immediate supervisor, if any.
•	Notify the Compliance Officer of the event and obtain his or her approval of the outline of any speech or lecture to be presented.
•	Not make any recommendations of specific securities without the express approval of the Compliance Officer.

Media Inquiries. Any inquiries from the media must be referred to the appropriate Approved Spokesperson(s). Under no circumstances should an employee who is not an Approved Spokesperson with respect to a particular topic discuss that topic with, or respond to questions from, any member of the media. It is a violation of this Code for any employee to provide the media with any information that is proprietary to HCS. Any employee committing such a violation will be subject to disciplinary action up to and including termination, subject to applicable law.

Because the SEC has issued little guidance regarding these types of communications, fund managers should act with caution and any determination depends heavily on the particular facts and circumstances. Any discussions and communications with the press should be pre-cleared and approved by the CCO.

The press release or person being interviewed should, to the extent possible, adhere to the following general guidelines:

•	Avoid identifying by name any private fund—This can jeopardize the exemptions from registration under the Securities Act of 1933 and the Investment Company Act of 1940.
o	This includes (but is not limited to) the name of the fund, any identifying characteristics (such as fees or redemption rights), or performance.
o	If asked about specific funds, the following response (or something similar) should be provided: “Due to securities regulations, we are unable to discuss that with you.”
•	Avoid mentioning specific securities positions. When directly asked about specific securities, the fund manager should disclose when the security is held by the fund or an account.
•	Always request an opportunity to review a draft of any such article (which is a result of the press communication in question) prior to its publication. If provided with such an opportunity to review, the draft article should immediately be provided to the CCO for review to ensure that the quotes, facts, and other information are accurate and that no fund-specific information is provided.
•	If possible, it is recommended that any press article should include an affirmative statement that the Firm declined to comment on the specific Fund or any of its related fundraising activities.
•	Avoid specific discussions of past performance—In the context of a press release or interview, providing applicable disclaimers and disclosures would be problematic and cumbersome. If a discussion of performance is unavoidable, the performance should be given net of fees.
•	Reporters or other members of the media may request confirmation of information relating to a specific Fund. Personnel being interviewed should not confirm such information or provide any information. All inquiries should be referred to the CCO.
•	On a very limited basis, business may be discussed generally without reference to specific Funds. However, these statements should not be timed to coincide with the launch or marketing of a new Fund, and no statements should be made discussing the performance of any particular investment or Fund.
•	Do not mention any material, non-public information, or make or imply any promises or guarantees of results. Superlative statements as well as any exaggerated or unwarranted claims should also be avoided.
•	If asked about assets under management or other factual issues related to the firm or investors, they should note that any such information is subject to confirmation with the CCO. The employees should take detailed notes as to any such factual inquiries and immediately confirm with the CCO. Employees should also seek to qualify any statements related to such facts. An example of such qualifications is as follows: “I believe that our assets under management are in excess of $[___________], but I will check to get you the official number.”
•	Employees should not speak in detail about the job titles of other employees unless they are absolutely sure of the accuracy of such description.

Involvement in Litigation

Employees must advise the Compliance Officer or the General Counsel immediately if they become involved in any litigation, including threatened litigation, or any administrative investigation or proceeding of any kind. Employees must also report to the Compliance Officer or the General Counsel if they receive any subpoena, are arrested, become subject to any order, or are contacted by any regulatory authority.

COMPLIANCE PROCEDURES

Procedures Related to Recordkeeping and Administration of this Code, Generally

The Compliance Officer is responsible for implementing this Code and, in connection with doing so, following the following procedures:

•	Provide each employee with a copy of this Code, as it may be amended or supplemented;
•	Obtain each employee’s written acknowledgement of receipt and certification in the form attached to this Code as Exhibit A;
•	Maintain in HCS’s records for the periods required by applicable regulations a copy of this Code and each revision of this Code;
o	a copy of each employee’s written acknowledgement of receipt of this Code;
o	a record of each violation of this Code and the actions taken as a result of that violation; and
o	records of employee reports pursuant to this Code.

Personal Trading Procedures

In addition to being responsible for implementing the procedures specified above for Personal Trading and Outside Employee Activities, the Compliance Officer is responsible for:

•	reporting any occurrence that he or she determines is a violation of this Code to management; management, in consultation with the Compliance Officer, will determine an appropriate sanction for the violation;
•	making himself or herself available to assist employees with questions regarding this Code; and
•	reviewing this Code on a regular basis and updating it as necessary.

In addition, at least quarterly, the Review Officer or his or her designee will compare Personal Account Trading Request and Authorization Forms with Covered Account trading information as to the relevant Access Persons. The Review Officer will report suspected violations of this Code or other questionable activities to the Compliance Officer (unless he or she is the Review Officer, in which case, to the Chief Executive Officer).

Procedures Relating to Misuse of Confidential Information

The Compliance Officer is responsible for implementing the following procedures related to potential misuse of confidential information (in addition to the procedures related to transactions in Covered Accounts):

•	Whenever it is determined that an employee has received confidential information, the Compliance Officer will effect whatever measures are, in his or her judgment, appropriate to prevent dissemination of that information.
•	Review trading activity in all accounts HCS manages with whatever frequency the Compliance Officer determines is appropriate.
•	Review trading activity in all Covered Accounts with whatever frequency the Compliance Officer determines is appropriate. This may include sampling.
•	Conduct an investigation when he or she has reason to believe that any employee has received and traded on confidential information or has disseminated confidential information to other persons.
•	In consultation with management, apply any sanctions he or she determines are appropriate to any violation of this Code.

APPENDIX 1

Beneficial Ownership

An employee has a “beneficial ownership” interest in Reportable Securities whenever he or she has a direct or indirect pecuniary interest in those securities within the meaning of Rule 16a-1(2) under the Exchange Act. Examples of such pecuniary interests include (but are not limited to) when Reportable Securities are owned:

1.	By an employee for his or her own benefit, whether through bearer shares or in registered form or otherwise;
2.	By others for the employee’s benefit (regardless of whether or how registered), such as securities held for the employee by custodians, brokers, relatives, executors or administrators;
3.	For an employee’s account by a pledgee;
4.	By a trust in which an employee has an income or remainder interest unless the employee’s only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the employee;
5.	By an employee as trustee or co-trustee, where either the employee or any member of his or her Immediate Family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;
6.	By a trust of which the employee is the settlor, if the employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;
7.	By any partnership in which the employee or a company the employee controls (alone or jointly with others) is a general partner;
8.	By a corporation or similar entity controlled by the employee alone or jointly with others;
9.	In the name of the employee’s spouse (unless legally separated);
10.	In the name of minor children of the employee or in the name of any relative of the employee or of his or her spouse (including an adult child) who is presently sharing the employee’s home. This applies even if the securities were not received from the employee and dividends are not actually used for the maintenance of the employee’s home;
11.	In the name of any person other than the employee and those persons listed in (9) and (10) above if, by reason of any contract, understanding, relationship, agreement or other arrangement, the employee obtains benefits substantially equivalent to those of ownership; or
12.	In the name of any person other than the employee, even though the employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the employee can vest or revest title in himself or herself.

APPENDIX 2

Insider Trading Background

HCS forbids you to trade, either personally or on behalf of others, including accounts managed by HCS, on material nonpublic information, or to communicate material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Our policy extends to activities outside as well as your duties within HCS.

The term “insider trading” is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider while in possession of material nonpublic information,
•	trading by a non-insider while in possession of material nonpublic information, if the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or
•	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If you have any questions after reviewing this policy statement, you should consult the Compliance Officer.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, HCS may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Generally, information is “material” if there is a substantial likelihood a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonably certain to have a substantial effect on the price of a company's securities. Information you should consider material includes, but is not limited to:

•	dividend changes,
•	earnings estimates,
•	changes in previously released earnings estimates,
•	significant merger or acquisition proposals or agreements,
•	major litigation,
•	liquidation problems, and
•	extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on, or communicating, material nonpublic information are severe, for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation.

•	civil injunctions,
•	treble damages,
•	disgorgement of profits,
•	jail sentences,
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of HCS’s Code of Ethics can be expected to result in serious sanctions by HCS, potentially including dismissal.

Procedures to Implement the HCS Policy Against Insider Trading

The following procedures have been established to aid employees in avoiding insider trading, and to aid HCS in preventing and detecting insider trading. Every employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

(1)	Identifying Insider Information. Before engaging in personal trading and trading for client accounts in the securities of a company about which you may have potential inside information, the following questions should be asked:

(a)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which could cause investors to change their trading habits?

(b)	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace (e.g., by being published in Reuters, the Wall Street Journal or other publications of general circulation)?

(c)	If, after consideration of (a) and (b) above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

(i)	The matter should be reported immediately to the Chief Compliance Officer.
(ii)	The securities should not be purchased personally or on behalf of a client.
(iii)	The information should not be communicated inside or outside HCS, other than to the Chief Compliance Officer.
(iv)	After the Chief Compliance Officer has reviewed the issue or consulted with counsel (as appropriate), the prohibitions against trading and communication will be continued or trading and communication of the information will be permitted, as applicable.

(2)	Use of Third Party Research Consultants/Expert Networks. One area of growing concern among regulators is the use of third party research consultants and expert networks due the risk that such relationships may give rise to communications or discussions of material nonpublic information.

In all situations when dealing with third parties, employees must be cognizant of whether such party is in a position to pass along material, non-public information. Employees should alert such third parties prior to any discussions (and to the extent practical) of HCS’s Insider Trading Policies and Procedures before any information is communicated.

HCS recognizes that the use of expert networks is an important component of its research process and investment strategy. Allowing employees to utilize expert networks to assist in the research process runs the risk of exposure to material non-public information. In an effort to mitigate this risk, HCS has adopted these expert network policies and procedures, which apply to all communications and arrangements with research networks and industry analyst firms. All HCS employees that speak with such consultants must refer to the following procedures applicable to the use of third party research consultants and expert networks:

•	Corporate Level Pre-Clearance: The Chief Compliance Officer must pre-approve all proposed arrangements with expert networks and third party research consultants, including conducting background checks on any new experts proposed to be used by HCS personnel. Specifically, prior to entering into an agreement with an outside research consultant or their associated firm, the arrangement must be reviewed and approved by the Chief Compliance Officer.

▪	Agreements in place with expert networks or research consulting firms should at minimum: (i) state that it is HCS’s policy not to receive nonpublic information; and (ii) include representations regarding the consulting firm’s policies against conveying material nonpublic information.
▪	Agreements in place with individual experts should confirm: (i) that the expert understands that it is HCS’s policy not to receive nonpublic information; (ii) that the expert has not breached and will not breach any confidential agreement or legal duty to any party; (iii) that the expert is not an employee, affiliate or supplier of the issuer that will be discussed; (iv) that the expert did not pay any employee or affiliate of the issuer; and (v) that the information was not obtained from anyone who would not be able to make the preceding representations.

▪	HCS’s compliance/legal department should assess the compliance policies of the expert networks used by its investment professionals, including without limitation: whether the expert network/research consulting firm has an insider trading policy; whether and how often the expert network/research consulting firm trains its employees and experts about their compliance obligations; and what policies are in place regarding experts who are current or former employees of public companies.

•	Individual Consultation Prior Notification: In addition to the pre-clearance obligation noted above, before having any communication with third party experts or research consultants, employees must notify the Chief Compliance Officer in advance of each such communication. This applies to each individual consultation or meeting with an expert or research consultant, including those pursuant to arrangements that have pre- approved in accordance with the corporate level pre-clearance requirement noted above. Such pre-clearance and notification procedures are intended to provide the Chief Compliance Officer with information to assess the potential conflicts of interest associated with the proposed arrangement or meeting and enable the Compliance Officer to monitor the frequency of consultations with any one particular consultant per year.

•	If there is any question as to whether a research relationship involves an expert or third party research consultant, employees must discuss the proposed research with the Chief Compliance Officer prior to engaging in any such communication.

•	Employees are prohibited from having a dialogue about a public company with an expert or research consultant who is currently employed by the company or who has been employed by the company within the past six months.

•	Prior to the commencement of a phone call or meeting with an expert or research consultant, the HCS employee MUST read the following script:

“To be clear, HCS is an investor in publicly traded securities and we should only discuss topics that “are in the public domain” so that we maintain our flexibility to adjust investment positions. You should not discuss or provide any material nonpublic information about a publicly traded company or discuss any specific publicly traded company to which you owe any duty of confidentiality or trust, including any current or former employers.”

•	HCS employees should re-affirm this assertion at the close of each call or meeting.

•	The investment team professionals who participate on the call must complete and submit to the Compliance Officer a summary of each call including confirmation that no material nonpublic information was received. The summary of each call should be documented in an Expert Network Meeting Summary Form in the form attached as Exhibit G to this Code.
•	All communications with experts must be documented for compliance purposes; informal communications with experts or research consultants are prohibited. Employees who work with experts or research consultants must use caution and be prepared to respond to inquiries from HCS about the nature of the meeting or arrangement. More specifically, employees who work with experts or research consultants should be prepared to provide HCS with information specific to certain communications, including, but not limited to, advance notice of such communications, weekly call logs, and a list of experts and research consultants with whom the HCS employee communicates.

•	Periodically, the Compliance Officer will randomly select scheduled expert network consultations in which to listen/observe for compliance purposes. The Compliance Officer and applicable parties at HCS, in consultation with third party compliance consultants, will periodically schedule a call/meeting to review and discuss the recent expert network consultations and confirm the following information:

▪	Name/consultant
▪	Title/experience
▪	Date of conversation
▪	Subject matter/portfolio context
▪	Verification that the MNPI script was read
▪	Additional context from the relevant analyst if necessary.

•	HCS (with the assistance of outside counsel or compliance consultants, as appropriate) will conduct periodic compliance training which includes (among other things) HCS’s use of expert networks and prevention of insider trading.

Checklist/Guidelines for Using Expert Networks

Employees who work with experts or research consultants should review the following guidelines:

❑	Ensure all agreements with experts, third party research consultants and other applicable service providers contain appropriate “Insider Trading Prohibition” Disclosure.
❑	Notify the Chief Compliance Officer or the Compliance Officer prior to each communication with an expert or consultant.
❑	Did/Does the expert or consultant work at the subject issuer? If former employer, how long ago?
➢	Note: If the expert or consultant currently works at the subject issuer or has ceased employment less than six months ago, you may not continue the communication.
➢	Note: If the expert or consultant worked at the subject issuer more than six months ago, use caution.
❑	When initiating conversations with an expert or consultant, inquire whether: (i) the expert or consultant is permitted by his or her current employer to provide such expert information or consulting services; (ii) the firm has its own insider trading policies and procedures and (iii) such policies and procedures must be agreed to in writing.
➢	Note: It is good to document in your files that these questions were asked.
➢	Note: If the responses are problematic, HCS employee should not proceed with a conversation with such consultant and report such conversation to CCO.
❑	Record each communication in a call log or summary form, which must be kept current and available for review at the end of each week.
❑	Maintain a list of all experts and consultants you communicate with.
❑	In the event that someone feels they have received such “Non-Public, Material Information,” they should NOT trade in the issuer (either personally or on behalf of others, including the HCS Funds and clients) until they have discussed the matter with the Chief Compliance Officer.
❑	Discuss facts with the Chief Compliance Officer (who may seek advice of outside legal counsel and/or compliance consultants) if you have any questions or doubt.
❑	Employees are restricted from trading on inside information on behalf of HCS’s clients, as well as their personal accounts.
❑	Any documents, notes, files (either hardcopy of electronic) which contain the non-public, inside information should be securely kept and shared only with those persons who need to know such information for compliance purposes.
➢	Note: HCS employees should actively limit the sharing of such non-public, inside information.

APPENDIX 3

APPROVED EMPLOYEE BROKERS

HCS has approved the following brokers for use by its employees. Employees are permitted to use a broker that is not on this list, with the approval of the Compliance Officer. The Compliance Officer may or may not grant the request, in his or her sole discretion.

▪	JMP Securities LLC
▪	Charles Schwab
▪	TD AmeritradeMutual of Omaha

EXHIBIT A

CODE OF ETHICS ACKNOWLEDGEMENT OF RECEIPT

I hereby acknowledge receipt of the Harvest Capital Strategies LLC Code of Ethics and Conduct, including all appendices (the “Code of Ethics”), which I have read and understand. I have had an opportunity to ask questions about it, and hereby certify that I agree to comply fully with all provisions of the Code of Ethics to the extent they apply to me. I further understand and acknowledge that any violation of the Code of Ethics, including failure to submit pre-clearance requests or file reports as required, may subject me to disciplinary action, including termination of employment.

I hereby represent that all my personal securities transactions will be effected in compliance with the Code of Ethics. I also confirm that I have reported all of my Covered Accounts (as defined in the Code of Ethics) to the Chief Compliance Officer, as required.

I further represent that I will submit pre-clearance requests prior to entering into any transaction for which pre-clearance is required by the Code of Ethics and will report all outside business activities and gifts and entertainment given or received as required by the Code of Ethics. ..

_____________________________

Name of Employee

_____________________________

Signature

_____________________________

Date

COMPLIANCE RECEIPT:

_____________________________

Name:

Date:

EXHIBIT B

LIST OF COVERED ACCOUNTS

I hereby certify that the following is a complete listing of all Covered Accounts held by me, my spouse or my dependent family member. I have also provided a copy of a recent statement for each account.

Name of Broker	Name(s) in Which Account Held	Account Number

LIST OF HOLDINGS IN REPORTABLE SECURITIES

In connection with my status as an Access Person at HCS, the following sets forth all of my holdings in Reportable Securities (as defined in HCS’s Code of Ethics):

Title and Type of Security	Ticker Symbol or CUSIP Number (as applicable)	Number of Shares (for equity securities)	Principal Amount (for debt securities)	Firm at Which Securities are Held

*Add additional lines as necessary

____ If you have no holdings in Reportable Securities, check here.

I certify that all information contained in this report is true and correct as of _ _, 20 (must be a date within 45 days prior to the date this report is submitted).

_____________________________

Name of Employee

_____________________________

Signature of Employee

_____________________________

Date

EXHIBIT C

QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

Name: _____________________________

For the quarter _____________ through _____________

I hereby certify that, except as expressly listed below, the transactions identified on the account statements and trade confirmations provided to HCS by my broker(s) reflect all of my personal securities transactions during the quarter identified above. I also certify that I have requested and received approval from the Compliance department prior to effecting transactions (that required prior approval) whether in my account(s) held at JMP Securities and/or at brokers approved by the Compliance department.

Additional Transactions

		Name of	No. of
Date	Buy/Sell	Security	Shares	Price	Broker
________	________	________	________	________	________
________	________	________	________	________	________
________	________	________	________	________	________
________	________	________	________	________	________
________	________	________	________	________	________
________	________	________	________	________	________
________	________	________	________	________	________
________	________	________	________	________	________

_____________________________

Signature of Employee

_____________________________

Date

EXHIBIT D

PRE-CLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

As required by the Code of Ethics of Harvest Capital Strategies LLC (“HCS” or the “Firm”), all “Access Persons” are required to seek preclearance for any proposed transaction in “Reportable Securities” (as defined in the Code of Ethics), including transactions in limited offerings/private placements and initial public offerings. Please complete this form and provide it to the Chief Compliance Officer prior to engaging in the proposed transaction.

Access Person Name: _____________________________

Please read and confirm your understanding of the following representations by initialing each:

___  Pre-Approval Required. I understand that I must receive pre-approval in order to engage in certain transactions in Reportable Securities.

___  Approval Period. I understand that the transactions requested on this form must be executed by the end of the trading day on day of approval (with respect to transactions in publicly-traded securities) or 30 days after the date approval is granted (with respect to transactions in privately-offered securities).

___  Insider Information. I understand that I am strictly prohibited from trading on, recommending others to trade on, or otherwise using for my benefit, material non-public information.

___  Prohibited Transactions. The proposed transactions are not prohibited by the HCS Capital’s Code of Ethics or any applicable law.

___  Conflicts of Interest. I am aware of no actual or apparent conflicts of interest that would result from the proposed trades. To the best of my knowledge, the transaction does not represent an investment opportunity that should be first offered to any of HCS’s clients.

___  Blackout Period. To the best of my knowledge, the transaction does not involve a security that is currently held by, or is being considered for purchase or sale on behalf of, any of HCS’ clients (or the Blackout Period restrictions set forth in the Code of Ethics have been met).

Proposed Trades:

Security/Issuer Name	Nature of Proposed Transaction (purchase, sale or other acquisition or disposition)	Type of Investment (e.g. LP interest, public/private stock, debt, etc.)	Ticker Symbol or CUSIP (as applicable)	Dollar Amount to be Invested	# of Shares or % Ownership	Broker-Dealer or Bank Through Which Transaction will be Effected (if applicable)

*Add rows as necessary*

Additional Information (as applicable):

Please provide any additional factors that may be relevant to the Chief Compliance Officer’s determination, including potential conflicts of interest (if any) on the lines below: _____________________________________________
________________________________________________________________________________________
________________________________________________________________________________________

Acknowledgment:

I understand that the Chief Compliance Officer may disapprove the proposed transaction for any reason, and may consider such factors as deemed appropriate by the Chef Compliance Offer, including, without limitation:

▪	Whether the transaction represents an investment opportunity that should be offered to HCS’s client accounts before employees take advantage of it;
▪	Whether the transaction involves a security that is being bought or sold for clients or is being considered for purchase or sale on behalf of clients (see “Blackout Periods” below);
▪	Whether the transaction is otherwise prohibited under any of HCS’s internal policies;
▪	Whether the transaction is inconsistent with applicable law; or
▪	Whether the transaction might create an appearance of impropriety.

Certification:

I certify that, to the best of my knowledge, the information above is true, accurate and complete as of the date set forth below.

__________________________

Access Person’s Name (please print)

__________________________                     _______________________

Access Person’s Signature                              Date

EXHIBIT E

GIFT/ENTERTAINMENT PRE-CLEARANCE & REPORTING FORM

Harvest Capital Strategies LLC (“Harvest” or the “Firm”) requires employees to fill out this form for all gifts given to or received from any third-party business contact that exceeds $100 or business entertainment that exceeds $500. Please complete the following form, and provide an executed copy to the Chief Compliance Officer.

THIS FORM RELATES TO:

GIFT GIVEN TO THIRD PARTY BUSINESS CONTACT, AND PRE-CLEARANCE IS BEING REQUESTED SINCE THE VALUE EXCEEDS $100

BUSINESS ENTERTAINMENT GIVEN, AND PRE-CLEARANCE IS BEING REQUESTED SINCE THE VALUE EXCEEDS $500

GIFT RECEIVED FROM THIRD PARTY BUSINESS CONTACT, AND I AM PROVIDING NOTIFICATION SINCE THE VALUE EXCEEDS $100 (NO PRE-CLEARANCE NECESSARY)

BUSINESS ENTERTAINMENT RECEIVED, AND I AM PROVIDING NOTIFICATION SINCE THE VALUE EXCEEDS $500 (NO PRE-CLEARANCE NECESSARY)

Employee Receiving/Giving Gift/Business Entertainment: _______________

Third Party Involved:_______________ Date Given/Received: _______________

Name of Advisory Client(s) Involved (if applicable): _______________

Description of Gift/Business Entertainment and Estimated Value: _______________

Estimated Value of Gifts/Business Entertainment that the Undersigned has RECEIVED from this same Third-Party business contact during this calendar year: _______________

Estimated Value of Gifts/Business Entertainment that the Undersigned has GIVEN TO this same Third-Party business contact during this calendar year: _______________

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

 _____________________                     _______________

Signature                                              Date

 _______________

Print Name

EXHIBIT F

STATEMENT OF OUTSIDE BUSINESS ACTIVITIES

Outside Activity

The following are all of the outside activities, excluding non-profit organizations, in which I am involved. “Outside activities” include any consulting, employment, advisory, independent contractor, directorship, officer position, investment club/partnership or other similar relationship with any person or entity other than HCS. I have indicated “none” if I am not involved in any such activity.

Outside Activity	Nature of Activity/Title

I have attached additional sheets if necessary.

Ownership Interests

The following is a list of all of my ownership interests of (i) securities in private companies; (ii) privately placed securities in public companies; and (iii) publicly traded securities if the amount thereof exceeds 5% of the outstanding shares or other units of the class of securities. I have indicated “none” if I have no such interests.

Name of Company	Class of Securities	Percentage Ownership

I have attached additional sheets if necessary.

I hereby certify that all of the foregoing information is true and correct as of the date hereof. I undertake to inform the Compliance Officer immediately should there be any changes or supplements to the foregoing information.

___________________________

Signature of Employee

 ___________________________

Print Name

 ___________________________

Date

EXHIBIT G

Research Consultant / Expert Network Meeting Summary Form

Date of Call/Meeting:                     HCS Employee(s) Present at Call/Meeting:
Name of Contact/Research Consultant:                                   Expert Network Firm:
Reason for the Call/Meeting:

1.	Prior to the call/meeting, was the MNPI disclaimer script communicated to the contact?
□ Yes	☐ No
a)	If yes, how was the MNPI disclaimer script communicated to the contact (i.e., email, verbally by phone/in person)?

___________________________

b)	If MNPI disclaimer script was not communicated to, and affirmed by, the contact prior to the call/meeting, the call/meeting must be postponed until the affirmation is cleared.
2.	Did the contact agree that he/she would not: (i) disclose any material, nonpublic information; (ii) disclose information that he/she has a contractual or fiduciary duty to keep confidential; (iii) disclose information that he/she obtained from any person who expects such information to be kept confidential; or (iv) participate in the conversation if doing so will violate applicable law or any agreement with, or other obligation to, any person, employer, former employer, or other entity.
□ Yes	☐ No

a) If no, notify the CCO PRIOR TO conducting this call.

3.	Did the consultant confirm that he/she is not currently a consultant or employee for a public company, a subsidiary of a public company, or any company on which HCS is conducting due diligence nor has such individual been a consultant or employee of such a company within the last 6 months?
□ Yes*	☐ No
a)	If yes, please (i) detail below the name of the public company or the subsidiary of the public company and the contact’s position with the company and (ii) notify the CCO PRIOR TO conducting this call.

____________________________________

*NOTE: Employees are prohibited from having a dialogue about a public company with an expert who is currently employed by the company or who has been employed by the company within the past six months.

4.	I confirm that the contact did not discuss any material nonpublic information during this call and I did not become aware of any information that I believe, or have reason to believe, is material nonpublic information.
□ Agree	☐ Disagree

a) If disagree, notify the Chief Compliance Officer IMMEDIATELY.

I represent that in the course of conducting my investment research through discussions with experts, research consultants, or other third party research sources that: (i) to the best of my knowledge, I have not received any material, nonpublic information; or (ii) if I did receive such material, nonpublic information, I communicated that fact to the Chief Compliance Officer and did not (a) trade on such information, (b) recommend that any HCS clients trade on such information, or (c) communicate such information to anyone other than HCS Compliance.

I certify that, to the best of my knowledge, the information above is true, accurate and complete as of the date set forth below. I agree to notify the Chief Compliance Officer promptly should there be a change to any of the information provided herein.

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